Exhibit 5.1

99 Bishopsgate London EC2M 3XF United Kingdom Tel: +44(0)20.7710.1000 Fax: +44(0)20.7374.4460 www.lw.com

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Re: Ortho Clinical Diagnostics Holdings plc ( the “Company”) – Registration Statement on Form S-1 Exhibit 5.1

Ladies and Gentlemen:

We have acted as English legal advisers to the Company, a public limited company incorporated in England and Wales in connection with the Registration Statement on Form S-1 (as amended through the date hereof, the “Registration Statement”) filed by the Company on 4 January 2021 with the U.S. Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1993, as amended (the “Securities Act”) for the offering of new ordinary shares (the “New Shares”) in the capital of the Company (the “Offering”).

1.	INTRODUCTION

1.1	Purpose

In connection with the preparation and filing of the Registration Statement, we have been asked to provide an opinion on certain matters, as set out below. We have taken instructions in this regard solely from the Company.

1.2	Defined terms and headings

In this letter:

(a)	capitalised terms used without definition in this letter or the schedules hereto have the meanings assigned to them in the Registration Statement unless a contrary indication appears; and

(b)	headings are for ease of reference only and shall not affect interpretation.

1.3	Legal review

For the purpose of issuing this letter, we have examined such matters of fact and questions of law as we have considered appropriate. We have reviewed only the following documents and conducted only the following enquiries and searches:

Latham & Watkins is the business name of Latham & Watkins (London) LLP, a registered limited liability partnership organised under the laws of New York and authorised and regulated by the Solicitors Regulation Authority (SRA No. 203820). A list of the names of the partners of Latham & Watkins (London) LLP is open to inspection at its principal place of business, 99 Bishopsgate, London EC2M 3XF, and such persons are either solicitors, registered foreign lawyers, European lawyers or managers authorised by the SRA. We are affiliated with the firm Latham & Watkins LLP, a limited liability partnership organised under the laws of Delaware.

(a)	an online search at Companies House in respect of the Company conducted on 4 January 2021 at 9.45 am (London time);

(b)

an online search at the Central Registry of Winding Up Petitions, London on 4 January 2021 at 10.13 am (London time) with respect to the Company (paragraphs 1.3(a) and 1.3(b) together, the “Searches”);

(c)	a copy of the Registration Statement filed with the SEC on 4 January 2021.

(d)

a draft copy of an underwriting agreement referred to in the prospectus which is a part of the Registration Statement, to be entered by the Company in connection with the Offering (the “Underwriting Agreement”);

(e)	a PDF copy of the certificate of incorporation of the Company dated 16 December 2020;

(f)	a PDF copy of the current articles of association of the Company which were adopted pursuant on 16 December 2020;

(g)	a copy of the draft articles of association to be adopted by the Company in connection with the Offering; and

(h)

a copy of the draft shareholder resolutions of the Company and the resolutions of the board of directors of the Company or a committee of the board of directors of the Company to be passed in connection with the Offering (together, the “Resolutions”).

1.4	Applicable law

This letter, the opinion given in it, and any non-contractual obligations arising out of or in connection with this letter and/or the opinion given in it, are governed by, and shall be construed in accordance with English law, and relate only to English law, as applied by the English courts as at today’s date. In particular:

(a)	we have not investigated the laws of any country other than England and we assume that no foreign law affects the opinion stated below; and

(b)	we express no opinion in this letter on the laws of any jurisdiction other than England.

1.5	Assumptions and reservations

The opinion given in this letter is given on the basis of each of the assumptions set out in Schedule 1 (Assumptions) and are subject to each of the reservations set out in Schedule 2 (Reservations) to this letter. The opinion given in this letter is strictly limited to the matters stated in paragraph 2 (Opinion) below and does not extend, and should not be read as extending, by implication or otherwise, to any other matters.

2.	OPINION

Subject to paragraph 1 (Introduction) and the other matters set out in this letter and its Schedules, and subject further to the following:

(a)	the Registration Statement, as finally amended and supplemented, having become effective under the Securities Act and continuing to be so effective;

(b)	the Resolutions having been passed at a duly convened and quorate meeting of the Company or of the board of directors or auly authorised committee thereof, as applicable;

(c)

the receipt in full of payment for the New Shares in an amount of “cash consideration” (as defined in section 583(3) of the Companies Act 2006) of not less than the aggregate nominal value for such New Shares; and

(d)	valid entries having been made in relation to the allotment and issue of the New Shares in the books and registers of the Company,

it is our opinion that, as at today’s date, the New Shares, if and when allotted and issued, registered in the name of the recipient in the register of members of the Company and delivered as described in the Registration Statement, will be duly and validly authorised and issued, fully paid or credited as fully paid (subject to the receipt of valid consideration by the Company for the issue thereof in connection with the Offering) and will not be subject to any call for payment of further capital.

3.	EXTENT OF OPINION

We express no opinion as to any agreement, instrument or other document other than as specified in this letter or as to any liability to tax which may arise or be suffered as a result of or in connection with the Offering or the transactions contemplated by the Registration Statement.

This letter only applies to those facts and circumstances which exist as at today’s date and we assume no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances which may subsequently come to our attention, any changes in laws which may occur after today, or to inform the addressee of any change in circumstances happening after the date of this letter which would alter our opinion.

4.	RELIANCE AND DISCLOSURE

This letter is addressed to you solely for your benefit in connection with the Registration Statement. We consent to the filing of this letter as an exhibit to the Registration Statement. We further consent to the incorporation by reference of this letter and consent into any registration statement filed pursuant to Rule 462(b) under the Securities Act with respect to the New Shares. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

This letter may not be relied upon by you for any other purpose, and, other than as set out in this paragraph 4, may not be furnished to, or assigned to, or relied upon by, any other person, firm or entity for any purpose (including, without limitation, by any person, firm or other entity that acquires New Shares from the Company), without our prior written consent, which may be granted or withheld in our discretion.

Yours faithfully

Latham & Watkins LLP

LATHAM & WATKINS

SCHEDULE 1

ASSUMPTIONS

The opinion in this letter has been given on the basis of the following assumptions:

(a)

the genuineness of all signatures, stamps and seals on all documents, the authenticity and completeness of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies;

(b)	that in the case of a document signed electronically, the person signing it intended to sign and be bound by the document;

(c)	that where a document has been examined by us in draft or specimen form, it will be or has been duly executed in the form of that draft or specimen;

(d)	that the filing of the Registration Statement with the SEC has been authorised by all necessary actions under all applicable laws other than English law;

(e)	the capacity, power and authority to execute, deliver and perform each of the documents reviewed in paragraph 1.3 above by or on behalf of each of the parties to such documents;

(f)

that the directors of the Company, in authorising the allotment and issue of the New Shares, will exercise their powers in accordance with their duties under all applicable laws and the articles of association of the Company in force at the relevant time;

(g)

that the names of the relevant allotees and the New Shares allotted are duly entered in the register of members of the Company and all filings required to be delivered to Companies House or otherwise in connection therewith will be filed within, in each such case, the relevant time limits;

(h)

all documents, forms and notices which should have been delivered to Companies House in respect of the Company have been so delivered, that the results of the Searches are complete and accurate in all respects, and that the position has not changed since the times at which the Searches were made;

(i)

that no New Shares or rights to subscribe for New Shares have been or shall be offered to the public in the United Kingdom in breach of the Financial Services and Markets Act 2000 (“FSMA”) or of any other United Kingdom laws or regulations concerning offers of securities to the public, and no communication has been or shall be made in relation to the New Shares in breach of section 21 of FSMA or any other United Kingdom laws or regulations relating to offers or invitations to subscribe for, or to acquire rights to subscribe for or otherwise acquire, shares or other securities;

(j)	that in issuing and allotting New Shares, the Company is not carrying on a regulated activity for the purposes of section 19 of FSMA;

(k)

that the Company has complied and will comply with all applicable anti-terrorism, anti-money laundering, sanctions and human rights laws and regulations and that the allotment and issue of New Shares will be consistent with all such laws and regulations; and

(l)

the Company has not taken any corporate or other action nor have any steps been taken or legal proceedings been started against the Company for the liquidation, administration, winding up, dissolution, reorganisation, or bankruptcy or similar procedures in other relevant jurisdictions, of, or for the commencement of a moratorium in respect of or the appointment of a liquidator, receiver, trustee, administrator, administrative receiver, monitor or similar officer of, the Company or all or any of its assets (or any analogous proceedings in any jurisdiction) and the Company is not unable to pay its debts as they fall due within the meaning of section 123 of the Insolvency Act 1986 and will not become unable to pay its debts within the meaning of that section as a result of any of the transactions contemplated herein, is not insolvent and has not been dissolved or declared bankrupt (although the Searches gave no indication that any winding-up, dissolution, moratorium or administration order, application or filing or appointment of a liquidator, receiver, administrator, administrative receiver, monitor or similar officer has been made with respect to the Company) and such actions and steps will not have been taken.

SCHEDULE 2

RESERVATIONS

The opinion in this letter is subject to the following reservations:

(a)

The Searches are not capable of revealing conclusively whether or not a winding-up or administration petition, filing or order has been presented or made, a monitor or receiver appointed, a company voluntary arrangement proposed or approved or a moratorium or any other insolvency proceeding commenced. We have not made enquiries of any District Registry or County Court;

(b)

the opinion set out in this letter is subject to (i) any limitations arising from applicable laws relating to insolvency, bankruptcy, administration, reorganisation, liquidation, moratoria, schemes or analogous circumstances; and (ii) an English court exercising its discretion under section 426 of the Insolvency Act 1986 (co-operation between courts exercising jurisdiction in relation to insolvency) to assist the courts having the corresponding jurisdiction in any part of the United Kingdom or any relevant country or territory;

(c)	we express no opinion as to matters of fact;

(d)

it should be understood that we have not been responsible for investigating or verifying the accuracy of the facts, including statements of foreign law, or the reasonableness of any statements of opinion, contained in the Registration Statement, or that no material facts have been omitted from it; and

(e)

the United Kingdom exited the European Union on 31 January 2020. By virtue of sections 1A and 1B of the European Union (Withdrawal) Act 2018 (as amended by the European Union (Withdrawal Agreement) Act 2020) (the “EUWA”), European Union law continued to be applicable to the United Kingdom for the duration of the implementation period set out in section 1A(6) of the EUWA. After the implementation period, pursuant to and in accordance with sections 2 to 4 of the EUWA, EU legislation, so far as operative immediately before the end of the implementation period, forms part of domestic law on and after the day on which the implementation period ends. However, European Union law otherwise ceased to be applicable in the United Kingdom (and thus does not form part of English law) on and after 1 January 2021. We therefore express no opinion in this letter on the effect of European Union law in the United Kingdom or on European Union law itself.